 EXHIBIT 10.8

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT OF LISA M. FOWLER

Exhibit 10.8

FIRST AMENDEMENT TO

EMPLOYEE AGREEMENT

This First Amendment (“Amendment”) is made effective as of November 9, 2011 by and between First Clover Leaf Bank (the "Bank"), with its principal office in Edwardsville, Illinois, and Lisa Fowler ("Executive").

WHEREAS, the Bank and the Executive are parties to the Employment Agreement, effective January 1, 2008 (the "Agreement"); and

WHEREAS, the Bank and the Executive wish to amend the Agreement to clarify the Executive's job description.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree Section 1 of the Agreement is hereby amended in its entirety to read as follows:

1.	POSITION AND RESPONSIBILITIES.

Executive shall serve as the Senior Vice President — Chief Lending Officer of the Bank. In this position and except as provided in the next sentence, Executive shall be responsible for overseeing the administration of the loan department and the credit function of the loan process, which includes oversight of production, quality, compliance, file construction and support, personnel, systems, product development, and regulatory standards for all loan activities. Executive shall not be responsible for production in the commercial loan division, although Executive will aid in soliciting, negotiating and closing of commercial lending. Executive shall also be responsible for reviewing the Bank's loan portfolio on a continuing basis in order to prevent or ameliorate loan losses, assure documentation is in compliance with loan committee and board approvals, state and/or federal regulations; assist in detection of deterioration in loan quality, review and ensure internal compliance objectives are met. Executive shall report to and support the Chief Executive Officer in areas of leadership, direction, development and implementation of the policies and procedures for the lending function of the Bank. Executive shall be responsible for promoting and developing new noncommercial lending business and for building and maintaining Bank relationships with the community, civic groups and local businesses, and will represent the Bank at related events. Executive shall stay abreast of regulations and legislation that directly affect the Bank. Executive also agrees to serve, if appointed or elected, as an officer and director of any subsidiary or affiliate of the Bank.

IN WITNESS WHEREOF, the parties have executed this Amendment on the dates set forth below.

FIRST CLOVER LEAF BANK

November 9, 2011	By:	/s/ Dennis M. Terry
Date		Dennis M. Terry,
President and Chief Executive Officer

November 3, 2011	/s/ Lisa Fowler
Date	Lisa Fowler